CORPORATE CODE OF ETHICS

iHealthcare, Inc. promotes this Policy to guide its employees, officers, directors, controlled affiliates and by extension, our business partners, with respect to the highest standards of ethical professional conduct.

We will avoid activities in areas where improper activities could damage the Company's reputation and otherwise result in serious adverse consequences to the Company, our Shareholders and to any employees involved. The purpose of this Policy is to affirm required standards of conduct and practices with respect to certain types of conduct, regulatory compliance and professional standards. As employees, officers, directors, controlled affiliates and business partners, we are all committed and expected to comply with this policy.

STATEMENT OF POLICY

Business Conduct: We will conduct business only using legitimate business practices in commercial operations in a truthful, respectful and honest fashion in full compliance to all laws and regulations pertaining to our business. We will do everything we can to protect and promote our business integrity. We will treat our employees, business partners, prospects and customers with dignity and respect.

Compliance to Regulations: Our business practices, operations and behavior shall, at all times, comply to government regulations, specifically, but not limited to:

•	SEC Regulations and Reporting Requirements;
•	FINRA and OTC Requirements;
•	Healthcare Law, Regulations and Compliance Requirements;
•	Federal Stark Law and other Anti-Kickback Statutes;
•	Sherman Anti-Trust Act;
•	Generally Accepted Accounting Principles and Audit Standards;
•	Federal, State and Local Tax Laws;
•	FDA,CLIA and COLA Regulations;
•	EEOC and other related regulations;
•	Environmental Regulations;
•	Other regulations as they may apply to our business.

Expected Ethical Behaviors:

•	We will be honest in our business dealings and act with integrity and observe the highest ethical standards of business conduct in dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom we have contact in the course of performing our jobs.
•	We will protect the integrity of and hold as confidential: the Company’s trade secrets, intellectual property, innovations; internal business strategies, pricing strategy and product costs and other matters deemed by management that may be deemed necessary to remain competitive, differentiate our business and drive shareholder value.
•	We will protect all “insider information” in accordance with SEC regulations and the iHealthcare Insider Trading Policy.
•	We will respect the Non-Disclosure Agreements we enter into with business partners and individuals.
•	We will fully account for our financial results in an honest, transparent and truthful fashion and ensure that all records properly represent our performance. We will cooperate fully with the Company’s external auditors with accurate and honest information and records.
•	We will maintain our duty to the fiduciary interests of our shareholders in our business dealings and decision making and avoid conflicts of interest.
•	We owe a duty to the Company to advance the Company’s legitimate interests whenever the opportunity to do so arises.
•	We owe a duty to the shareholders to not compete with the Company’s business interests in any fashion.
•	We will respect the privacy of the patient’s served by our affiliates with full compliance to all HIPAA regulations and standards.
•	We will deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. We will not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.

Prohibited Conduct:

As our primary business is in healthcare, we deem it essential to address specific practices that are prohibited and/or illegal:

•	Records: The falsification or fabrication of records in any form for any reason is prohibited. The inappropriate altering of any business or patient records is prohibited.
•	Business Operations: Inappropriate systemic and systematic operational or billing practices to materially drive utilization or revenue that are inconsistent with known industry norms or where denials for payment or reimbursement or recoupment would be reasonably expected are prohibited.
•	Fraud: We will not engage in any fraudulent business transaction or activity.
•	Incentives: We will not accept personal payments, bribes, kickbacks or gifts or other inducements for: personal gain; or intended to influence our business decisions or business performance; or designed to influence inaction; or intended to influence the selection of a vendor or supplier; or intended to influence our pricing or terms; or for referrals to or from our business.
•	Referrals: We will avoid improper or illegal referrals to or from our business.
•	Improper Payments: Any "kickbacks" or "bribes" intended to induce or reward favorable buying decisions, referrals and governmental actions are unacceptable and prohibited and in healthcare illegal. Therefore, no employee of the Company or any Controlled Affiliate acting on the Company's behalf shall, in violation of any applicable law, offer or make directly or indirectly through any other person or firm any payment of anything of value (in the form of compensation, gift, contribution, favor or otherwise) to:

o	Any person; healthcare administrator or employee; physician; nurse; hospital or healthcare facility or supplier; payer; or related party of persons and entities mentioned herein; or firm employed by or acting for or on behalf of any customer, whether private or governmental, for the purpose of inducing or rewarding any favorable action by the customer in any commercial transaction; or any governmental entity, for the purpose of inducing or rewarding action (or withholding of action) by a governmental entity in any governmental matter;
o	Any governmental official, political party or official of such party, or any candidate for political office, for the purpose of inducing or rewarding favorable action (or withholding of action) or the exercise of influence by such official, party or candidate in any commercial transaction or in any governmental matter.
o	In utilizing consultants, agents, sales representatives or others, the Company will employ only reputable, qualified individuals or firms under compensation arrangements, which are reasonable in relation to the services performed. Consultants, agents or representatives retained in relation to the provision of goods or services to the federal government must agree to comply with all laws, regulations and Company policies governing employee conduct.
o	The provisions of this section are not intended to apply to ordinary and reasonable business entertainment or gifts not of substantial value, customary in local business relationships and not in violation of law as applied in that environment.
o	When customer organizations, governmental agencies, or others have published policies intended to provide guidance with respect to acceptance of entertainment, gifts, or other business courtesies by their employees, such policies shall be respected.
•	Violations of the Ethical Behaviors as stated herein.

Political Contributions: The Company will not make any contribution to any political party or to any candidate for political office in support of such candidacy except as provided in this Policy and as permitted by law.

•	In the United States, federal law strictly controls corporate involvement in the federal political process. Generally, federal law provides that no corporation may contribute anything of value to any political party or candidate in connection with any federal election.
•	This Policy is not intended to prevent the communication of Company views to legislators, governmental agencies, or to the general public with respect to existing or proposed legislation or governmental policies or practices affecting business operations or the participation in trade associations and their lawful activities.

Duty to Report Payment Violations: Any employee who is requested to make, authorize, or agree to any offer or payment which is, or may be, contrary to this Policy will promptly report such information to the employee's manager, to assigned Company legal counsel, or to the manager in the component having responsibility for financial activity.

Any employee who acquires information (for example, newspaper reports, reports from customers, or statements of individuals involved) that gives the employee reason to believe that any employee is engaged in conduct forbidden by this Policy, or that any sales representative, distributor, or other person or firm representing the Company in any transaction is engaged in the type of conduct (whether or not in connection with a transaction involving the Company or its products) which, if engaged in by an employee of the Company, would violate this Policy, will promptly report such information to the employee's manager, to assigned company legal counsel, or to the manager in the component having responsibility for financial activity.

Any manager receiving a report as cited above will promptly consult with assigned Company legal counsel and thereafter will, after appropriate investigation, take timely remedial or other action as warranted under the provisions of this Policy. Such manager will also promptly report the matter to higher management.

Insider Trading Compliance: No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company's securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to: (a) obtain profit for himself or herself; or (b) directly or indirectly "tip" others who might make an investment decision on the basis of that information. Refer to the Company’s Insider Trading Policy for additional details.

Anti Trust Compliance: In furtherance of this Policy and specifically in furtherance of compliance with Section I of the Sherman Act:

No employee or independent contractor or firm representing the Company, shall enter into any understanding or agreement-whether expressed or implied, formal or informal, written or oral-with a competitor limiting or restricting any of the following aspects of the competitive strategy of either party or of the business offering of either party to any third party or parties:

•	Prices
•	Supplier commissions
•	Costs
•	Profits
•	Product or service offerings
•	Terms or conditions of sale
•	Production or sales volume
•	Production facilities or capacity
•	Market share
•	Decisions to quote or not to quote
•	Customer or supplier classification or selection
•	Sales territories
•	Distribution methods

No employee shall enter into any understanding or agreement with a purchaser or lessee of a product sold or leased by the Company which restricts the right of the purchaser or lessee to determine the price at which to resell or lease such product; nor shall any employee enter into such an agreement when the Company is the purchaser or lessee of a product.

The following understandings may be violative of the antitrust laws under certain circumstances and may be entered into by an employee of the Company only if the agreement has been reviewed by Company legal counsel in advance of execution and in the opinion of counsel is not in violation of law:

•	Understandings with any customer or supplier which condition the sales or purchases of the Company on reciprocal purchases or sales by the customer/supplier;
•	Understandings with any purchaser or lessee of a product of the Company which in any way restrict the discretion of the customer to use as the customer sees fit;
•	Understandings with anyone which restrict the discretion of either party to manufacture any product or provide any service, or to sell to, or buy from, any third party.

Discussions and Exchange of Information with Competitors: Communication with a competitor on subjects as to which an understanding with the competitor would be illegal is, in antitrust litigation, likely to serve as important evidence of the existence of an understanding, particularly if the communication is accompanied or followed by similarity of action. The prohibitions set forth below are thus intended to avoid antitrust prosecutions which, though based on merely circumstantial evidence, may nevertheless be difficult to defend successfully:

•	Accordingly, no employee shall discuss with a competitor or any third party acting for a competitor, or otherwise furnish to or accept from a competitor or any third party acting for a competitor, information on any subject as to which an understanding with the competitor is prohibited by compliance with Section I of the Sherman Act unless, in the opinion of Company legal counsel, such discussions or transmittal of information would neither violate the antitrust laws nor furnish a reasonable basis for inferring such a violation. This paragraph does not preclude obtaining competitive information from independent third-party sources who are not acting for a competitor in transmitting the information. However, certain other legal and policy restrictions applicable to transactions with the federal government limit the competitive information that may be obtained from a third-party source.

Participation in Trade Associations and Other Meetings with Competitors No employee shall attend or remain present:

•	at any surreptitious meeting of competitors;
•	at any meeting where there is a discussion by competitors of any subject which the Company's employee is precluded from discussing by the paragraph above on Discussions and Exchange of Information with Competitors; or
•	at any informal meeting of competitor members of a trade association held for the purpose of discussing business matters without observing the formal procedural requirements established by such trade association for its business meetings.

Employees should also be aware that participation in standard development and product certification activities, which impact competitors or suppliers, may raise antitrust concerns. Before participating in committees or organizations, which develop standards or certify products, employees should consult with Company legal counsel.

Discrimination and Harassment: The diversity of the Company’s employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment. Employment decisions must be based only on an employee’s or applicant’s qualifications, demonstrated skills and achievements without regard to race, color, sex, national origin, religion, age, disability, veteran status, citizenship, sexual orientation, gender identity or marital status.

Employees, officers and directors must not engage in conduct that could be construed as sexual harassment. Unwelcome sexual advances, sexually suggestive statements or questions, offensive jokes, sexual innuendos, offensive touching or patting, requests for sexual favors, displaying or showing sexually suggestive material, and other verbal or physical conduct of a sexual nature may be forms of sexual harassment. You should report suspected instances of sexual harassment by anyone (including persons with whom the Company does business) immediately to your human resources contact, your immediate supervisor or the Compliance Officer.

Reports and Periodic Reviews:

•	Any employee who is requested to engage in any activity which is or may be contrary to this Policy will promptly report such information to the manager whom the individual reports, or, if the employee was so directed by the manager, then to assigned Company legal counsel.
•	Any employee who acquires information that gives the employee reason to believe that any other employee is engaged in conduct forbidden by the Policy will promptly report such information to the manager to whom the employee reports or, if the manager is engaged in such conduct, then to the assigned Company legal counsel.
•	The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code

Investigation of Violations:

•	Actions prohibited by this code involving directors or executive officers must be reported to the Compliance Committee. Actions prohibited by this code involving any other person must be reported to the reporting person's supervisor or the Chief Compliance Officer.
•	After receiving a report of an alleged prohibited action, the Compliance Committee, the relevant supervisor or the Chief Compliance Officer must promptly take all appropriate actions necessary to investigate.
•	All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

Accountability:

•	The Company must ensure prompt and consistent action against violations of this Code.
•	If, after investigating a report of an alleged prohibited action by a director or executive officer, the Compliance Committee determines that a violation of this Code has occurred, the Compliance Committee will report such determination to the Board of Directors.
•	If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Chief Compliance Officer determines that a violation of this Code has occurred, the supervisor or the Chief Compliance Officer will report such determination to the General Counsel.

•	Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the General Counsel will take such preventative, corrective or disciplinary action as it deems appropriate, including, but not limited to, training, counseling, reassignment, demotion, suspension, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Waivers:

•	Each of the Board of Directors (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.
•	Any waiver for a director or an executive officer shall be disclosed as required by SEC.

As approved on February 10, 2017 by the Board of Directors.

/s/ David Bingaman

David Bingaman, Secretary